Exhibit 3.1

Certificate of Amendment of Amended and Restated Certificate of Incorporation

VCA Antech, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.   The Board of Directors of the Corporation, at a meeting held on February 12, 2014, duly adopted and approved resolutions approving this amendment and declaring such amendment advisable.

2.   At the Corporation’s 2014 Annual Meeting of Stockholders, held on April 21, 2014, the Corporation’s stockholders duly adopted and approved resolutions approving this amendment pursuant to Section 242 of the General Corporation Law of the State of Delaware.

3.   Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

FIRST:  The name of this corporation is VCA Inc. (the “Corporation”).

4.   This amendment is to become effective on June 1, 2014 at 12:01 AM.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation in the name and on behalf of the Corporation on the 28th day of May, 2014, and the statements contained herein are affirmed as true under penalty of perjury.

/s/ Tomas W. Fuller
Tomas W. Fuller
Chief Financial Officer, Vice President and Secretary